Exhibit 99.2

U-Store-It Trust
“Fourth Quarter 2008 Earnings Call”
Friday, February 27, 2009 11:00 A.M ET

OPERATOR:

Hello and welcome to the U-Store-It Fourth Quarter of 2008 Conference Call. All participants will be in listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. If you would like to ask a question during the question-and-answer session, please press “*” then “1” on a touchtone phone. You will hear a tone to confirm that you have entered the list. If you decide you want to withdraw your question, please press “*” then ‘“2”. If you should need assistance during the conference please signal an operator by pressing “*” then “0” on your touchtone phone. Please note, this conference is being recorded.

Now, I’d like to turn the conference over to Mr. Dean Jernigan. Mr. Jernigan, you may begin.

DEAN JERNIGAN:

Thanks. Good morning to everyone. I’ll read our little statement here. The Company’s remarks will include certain forward-looking statements regarding earnings and strategies that involve risks and uncertainties and other factors that may cause the actual results to differ materially from these forward-looking statements. The risk and factors that could cause our actual results to differ materially from forward-looking statements are provided in documents the Company files with SEC. In addition, the Company’s remarks include reference to non-GAAP measures. Reconciliation between GAAP and non-GAAP can be found on the Company’s website.

Good morning to everyone. Thanks for joining us. We’re going to start today with Chris Marr, our President and Chief Investment Officer, who is going to talk about liquidity and following Chris will be our CFO, Tim Martin who will cover results and then I will wrap up. With that I’ll turn it over to Chris.

CHRISTOPHER MARR:

Okay, thanks Dean. Our team’s top priority for 2009 is liquidity. We completed our 2008 disposition program with the last of our 24 asset sales closing in mid-January of this year. In total we received approximately $65 million of proceeds from our 2008 disposition program with the assets being sold at a blended 7.39 cap rate.

These net sale proceeds combined with our current dividend policy and available capacity under existing credit facilities will address our 2009 maturities. We anticipate exercising our right to extend our unsecured bank debt with a balance at year-end of $372 million and our $57 million of secured bank debt to a maturity of November 2010. The cost to extend each of these credit facilities is 15 basis points or approximately $760,000 in the aggregate.

We further believe that projected 2010 cash flow after CapEx and dividends will allow us to substantially address the $24 million of debt that we have maturing in July, August and October of 2010, commonly known as YSI 4, YSI 26 and YSI 25.

My comments today will outline the specific steps we are taking to address the $85 million maturity of YSI 1 in May 2010, and to permit us to reduce the overall levels of bank debt by November 2010. As Tim will elaborate on his comments the assumption of $100 to $150 million of capital raised in 2009 is for guidance purposes so that we have contemplated in our FFO a level of dilution.

We are operating with the belief that capital in the neighborhood of $250 million will be required by November 2010. Another way to look at our attack on the maturity profile is to take the sources and uses chronologically. If you start at March 1, 2009, with the fact that we have capacity on our line to fund our 2009 maturities, between March 1 of 2009 and May of 2010 we should retain $40 million of additional cash flow that can be used dollar-for-dollar to fund the first $40 million repayment of the May 2010 maturity of YSI 1.

That CMBS pool has a balance of $85 million, so the first $45 million of new capital raised this year will go to fund the balance of that debt. The three small mortgage maturities in May, July and August of ’10 totaling approximately $24 million can be funded by retained cash, plus about $5 million of external capital.

So assuming we raise about $50 million, we’re able to address the maturities up to the November ’10 bank debt maturities. For purposes of this illustration, we assume those bank debt maturities in November of ’10 pro forma at $507 million. We believe a 40% reduction in the outstanding bank debt is a reasonable target, so we would require an additional $203 million of capital raised.

So to summarize $50 million of capital over the next 14 months so that we may address YSI 1 and a total of $250 million of capital over the next 20 months to address both YSI 1 and 40% of the bank maturities.

We’re in the market with assets now valued at approximately $574 million exploring several capital raising opportunities, principally through dispositions and secured financings. As of this morning we are working on specific financing transactions totaling slightly more than $125 million or 50% of the bogey I just described in proceeds.

These are made up of dispositions, regional bank and life company secured loans. On the dispositions front, we currently have two assets under contract and subject to due diligence for proceeds totaling approximately $8.8 million.

The cap rate on these sales based on 2008 actual NOI, less a 6% management fee and a $0.15 per square foot CapEx reserve is 7.47. In addition, we have three properties under letter of intent and in contract negotiations for proceeds totaling approximately $21.1 million at a cap rate of 7.52.

Subject to these five assets, moving through the standard due diligence process in closing, we would expect to receive approximately $29.9 million in proceeds during the second quarter of this year at a blended 7.51 cap rate.

We have a term sheet from a regional bank on a deal that is progressing through the bank credit committee for an $11 million secured loan. This loan is a five-year deal, 65% LTV, at a floating rate over LIBOR with a floor. Assuming bank credit committee approval, we would expect subject to due diligence to close this loan in the second quarter.

We have term sheets from three other regional banks at an earlier stage of the process than the loan I just referred to for loan proceeds totaling $35.3 million. Terms range from 60 to 65% LTV, upfront fees from 50 to 100 basis points, three to five-year terms and rates that float above LIBOR with a floor. Subject to credit approval and closing, these loans would total approximately $46.3 million of proceeds at a blended all-in floating rate as of today of right around 6%.

During the past 60 days we have been working closely with three life companies for loans totaling $49 million. Terms range from seven to ten years LTVs between 50% and 60% and a blend in all-in coupon of 7.5%. Two of the life company loans are at the point of negotiating the application. We should wrap that up within the next week and subject to due diligence would expect these loans to close during the second quarter. In addition, we are having discussions with numerous other financing sources that are not yet at as definitive of a point in the process as these specific transactions that I just outlined for you.

If all of these transactions closed at the proceeds I just outlined, we will have addressed all of or maturities through October of 2010 and will have reduced our outstanding bank debt. There are clearly risks to each of these transactions progressing from their current status to closing and there are no guarantees that the transactions described will generate the exact proceeds or the rates outlined or close at all. The markets remain challenging and we assume nothing is final until the loan closes and funds. Progress that we have made in the first-two months of 2009 validates our belief that our product type blends itself well to the credit that is available today.

We have a pool of 193 unencumbered assets with a value of approximately $787 million that are financible in the smaller size asset pools currently preferred by lenders. Given the relatively small size of our assets, our geographic dispersion and the size of our unencumbered pool, we believe we will have success in obtaining financing in the current climate.

The secured financings essentially serve as refinancing source for our existing secure debt maturities whereas our disposition program and our retained cash serve as our primary source for de-levering. We continue to explore a variety of joint venture structures and no one’s surprised on this call this is a very difficult market for equity investors to commit to a deal.

We are comfortably in compliance with our bank debt covenants and expect to remain so. We are having productive discussions with the members of our bank group regarding potential strategies to extend the maturities of some or all of our bank debt beyond November of 2010.

In summary, we are pleased with the interest we have had in our product from the secured lending community and in our ability to continue to execute on our disposition program. We look forward to reporting to you each success as we progress through 2009.

At this point, I’d like to turn it over Tim who will walk you through the fourth quarter and full year 2008 results. Tim.

TIMOTHY MARTIN:

Thanks Chris, and thanks to each of you for taking the time to listen to our call this morning. As we’ve discussed previously, an important objective for us in 2008 was to establish realistic expectations, communicate those expectations clearly and then consistently meet or exceed our expectations.

Our full year 2008 FFO per share of $0.97 is at the high end of our revised annual guidance and well ahead of our initial guidance range of $0.88 to $0.94. For the year, our same-store portfolio performance fell within our expectations. Same-store revenue growth for the year was 4% while same-store expense growth came at a bit better than our expectations as expenses grew only 2% over 2007 levels. Same-store NOI growth for the year was a solid 5.3%.

Focusing on our fourth quarter performance; we reported $0.24 of FFO per share, which was at the high-end of our guidance range of $0.23 to $0.24. Same-store revenues grew 1.8% over levels from the fourth quarter of 2007. Revenue increase was attributable to pushing street rates by 150 basis points, passing along systematic rental rate increases to existing tenants and meaningful growth in our tenant insurance revenue. These increases were partially offset by a decrease in average physical occupancy of 60 basis points during the quarter.

We discussed on previous calls our expectations were flat to negative same-store expense growth during the last half of 2008. Our results were inline with those expectations as we reported a decline in same-store operating expenses of 7.2% when comparing the fourth quarter of 2008 to the fourth quarter of 2007.

The reduction in operating expenses was attributable to three areas: First, personnel expenses were down 7.6% due to reductions on our workers compensation premiums as our operations team did a great job executing safety training and focusing to reduce claims volume. The reduction in personnel expense is also driven by reductions year-over-year in store-level bonuses.

Other property operating expenses were down 12%. The reduction was driven partly by timing and partly by focusing on controlling expenses in a number of areas including landscaping, uniforms, supplies, bank charges and credit card fees.

Finally, the biggest contributor to the same-store expense reduction was real estate taxes. We have a very active and continuous process to appeal real estate taxes across the portfolio. During the quarter, we received notification of several successful appeals, the largest coming from Illinois and Indiana. These appeals related to real estate tax payments from 2006, 2007 and earlier in 2008 and totaled approximately $1.1 million.

The same-store revenue growth of 1.8% and the decline in same-stores operating expenses of 7.2% contributed to fourth quarter same store NOI growth of 7.9% comparing to the fourth quarter of 2008 to the fourth quarter of 2007.

General and administrative expenses for the quarter were impacted by our election not to renew the employment contracts of two of our senior executives, as well as costs associated with closing our offices in Cleveland, Ohio and Bowie, Maryland. G&A was inflated during the quarter by approximately $1.7 million of severance related costs.

Our corporate headquarters officially changed our offices in Wayne, Pennsylvania during the quarter. We consolidated the legal, human resources and operations functions with our accounting, finance, investment and information technology functions here in Wayne.

Looking ahead. We’ve provided full year 2009 FFO guidance of $0.87 to $0.97 per share and first quarter 2009 FFO guidance of $0.22 to $0.23 per share. Clearly, the current economic climate makes earnings visibility quite difficult.

As noted in our release, our guidance is based on an expectation of same-store revenue growth of minus 2% to 0%, same-store expense growth of 1.5% to 2.5% and same-store NOI growth of minus 4% to minus 1%.

Our guidance also anticipates general and administrative expenses ranging between $22 million and $22.8 million. Our assumption for LIBOR blends to a 2.9% average over the course of the year after giving effect to our existing $300 million of interest rate swaps. Additionally, our guidance contemplates $100 million to $150 million of capital raising activity during 2009.

As Chris discussed, this capital raising activity may include obtaining secured financing, disposing of assets, forming joint ventures and raising capital from other sources. We’ve assumed that all the proceeds generated from these efforts will be used to repay existing debt that matures during 2009 and 2010 and that the transaction close on average midway through the year.

We believe it’s appropriate to include our expectation of the dilution from capital raising activities in our guidance range, although certainly not all companies do. We will be delighted to successfully raise proceeds in excess of the $100 million to $150 million range and if necessary we will adjust our guidance accordingly in the future. Looking again quickly at debt maturities, we have $86.7 million of secured loans maturing in 2009. We currently have adequate cash on hand and availability under our revolving credit facility to fund these maturities.

Our unsecured credit facility and $57 million secured term loan each has stated maturities in 2009. We have the right to extend these maturities to November 2010 by paying a 15 basis point, or approximately $760,000 fee and remaining in compliance with the terms and financial covenants of these agreements. Upon extension, the pricing and financial covenants do not change under these agreements. We expect to operate within the financial covenants of these agreements throughout their extended terms and do not believe that the covenants will impede our ability to execute our capital raising strategy that Chris outlined.

Thanks again for your interest in our company and at this time I will turn the call back to Dean.

DEAN JERNIGAN:

Okay, thanks Tim. I would like to just make some brief comments. First of all I’d like to close out 2008. At this time of the year we’re normally looking forward, and of course here at U-Store-It we’re focused on ‘09, ‘10 and ‘11 right now, but I think it is perhaps instructive somewhat to look back at ‘08 as it relates to the product.

I’m extremely pleased as to how the product performed in 2008. If you look at just the public companies, three of the four public companies had solid revenue growth, very good NOI growth and that was, you know, during the recession all four quarters being down. I’ve said many times over the years, I thought our product did well in brief recessions two quarters down, didn’t know how it would do past that, but I think ‘08 is a good example of how well this product does perform with an economy going south.

Looking at ‘09, the fundamentals are softening. But I think it is helpful to look at January of ‘09 as compared to January of ‘08. At being...in January of ‘09, of course, we’ve been in a recession for 13 months now and our revenues for January of ‘09 are almost identical, flat, the same as January of ‘08. Again, I think that speaks well for the product and, of course, I think our company is performing and in some cases outperforming in those regards.

We are seeing occupancy trends down, down more than what we normally see from a seasonal standpoint. We do not have discretionary customers showing up like we typically do. We do have former reps being laid-off, small businesses going out of business, but realistically or factually it’s not on the move-out side that is causing our fundamentals to trend down, it is on the occupancy...it’s on the rental side. We’re experiencing fewer rentals than we would like, but the move-outs are quite consistent with last year. In fact, January move-outs were down just a slight amount from January of ‘08.

So the positive for us as far as fundamentals is...are concerned are a couple. One, people are in transition, still in transition, and that is a bright spot for us in our rentals. We have very few new competitors springing up out there. In fact, during this last quarter, we only had eight new properties open around the country in the 40 markets that we measure and keep up with and in none of those markets was there more than one opening. So supply is growing very, very slowly. People are still in transition and that’s causing rental activity for us.

Our good markets I’ll point out; Chicago had a very good quarter as did Dallas. Our New Mexico properties along with El Paso, had a good quarter and continues on into this quarter. San Bernardino; we’ve talked a lot about the Inland Empire properties that we have. San Bernardino is coming around nicely and had a good quarter and had a good January as did Houston, but I will tell you that Houston probably was a result, in fact I know it was a result as of Hurricane Ike down there or most of it anyway. But we do have good markets that are performing nicely. Limited supply growth and move-outs are consistent with last year. Move-ins are down and that’s where we’re seeing the softening revenues at least through January are holding level.

With that, I will stop and we will take questions.

Q&A

OPERATOR:

At this time if you would like to ask a question, please press “*” then “1” on a touchtone phone. You will hear a tone to confirm that you have entered the list. If you decide you want to withdraw your question, please press “*” then “2”. Please hold for a moment as we poll for questions.

Our first question comes from Jeff Donnelly of Wachovia.

JEFFREY DONNELLY:

Good morning, guys. I guess first question for Chris. First off thank you for the detailed sources and uses. I may have lost my way a little bit in your speech. But you need $250 million of capital on the assets here in the market today could provide $125 million or roughly half of that need. Is the plan for the remaining half to continue asset sales or is that where you might be looking at joint ventures or even a pipe of some sort to close the gap?

CHRISTOPHER MARR:

Yeah, Jeff. I was trying to make it clear in chronological and perhaps I didn’t succeed a 100% on either one of those, but we’re in the market right now to be specific on disposition side plus on the secured debt side between life companies and regional banks and a few other type transactions with unencumbered assets of around $575 million.

JEFFREY DONNELLY:	Right.

CHRISTOPHER MARR:

Of that activity at this point, we have $125 million of deals that are far enough along that I shared all the specifics on there. You know, we think there is, and there are indications in what I described, of a pretty good level of interest from the regional and local banks for lending on assets in their backyard and you know, that as we view it is clearly the least expensive form of capital for us today. So we’re going at that hard for as much as we can practically get.

You know, second behind that in terms of cost of capital is on the, you know, on the life company side in terms of secured debt there, and as I said we have three deals moving along. We’ve got a whole host of others that we are talking to at a little bit earlier stages. On the disposition side, we have listed with brokers assets right now valued at around $75 million. We have some direct transactions that we’re talking about well in excess of that and we’re continuing to have some pretty good success on the one-off transactions at favorable cap rates or cost to capital to us, so we’re plugging hard on that.

And as I said we view the secured debt really as a refinancing for the secured pools that are maturing and we look at the dispositions as, you know, a source of de-levering for the Company. There, as you described there’s a variety of other things that we’re looking at to also supplement the disposition program from a delevering prospective but at a significantly higher cost of capital certainly than what we’re seeing on the disposition side.

JEFFREY DONNELLY:	Got it. And have you had any preliminary conversations either with advisors or investors around that sort of investment and you know, what’s the interest level been?

CHRISTOPHER MARR:

You know, we think about all different forms of equity and equity-related opportunities to sort of paint a picture for you. The difficulty is where we’re trading and assuming some level of discount below that. It is not a significant amount of proceeds. You know, if you gave a hypothetical and said you issued 10 million shares down 15% from where we are now you’re raising barely $30 million. So it is out there in a variety of different discussions to try and figure ways to supplement everything else we’ve talked about. But right now, you know, the disposition program really seems to be the most cost effective way to de-lever.

JEFFREY DONNELLY:

And just another question, I think you said your $250 million capital need was in part derived because you made an assumption around I think it was paying down 40% of your maturities. You know, I guess where, if I had to put it a different way, where would that leave you then I guess a thought on a hypothetical loan-to-value in the future on what you would be seeking and to refinance?

CHRISTOPHER MARR:

Well, again, I think it’s a question, you know, the hard part about answering that is you have to say what gets refinanced in what form between now and then. From an unencumbered asset value to unencumbered or to unsecured debt right now, we’re, you know, at a ratio that’s right around 50%, so the…you can get at to assume what we do with those unencumbered assets in terms of refinancing them between now and then. I think there are pro formas that would show you you get to November 2010 and for about $300 million worth of unsecured debt if that’s the form it takes rolling with these banks you’d still be at basically about a 50% LTV depending upon what cap rate you want to use. As you move that up, you know, the cap rate up closer to nine and you’re probably closer to a 60% LTV.

JEFFREY DONNELLY:

Can...just one last question...two-part question is, are you seeing incremental demand markets where folks, you know, maybe loosing their homes and I guess maybe related to that on the consumer side what’s going on with bad debt, I mean, like just anecdotally your storage option activity seems to be spiking up.

DEAN JERNIGAN:

You know, I will take that one Jeff. Bad debt is remaining constant. You know, I wouldn’t attribute that to the economy, I would attribute that to our folks working hard at making sure our tenants do not get too far past due on us and so bad debt is fine. As far as the markets are concerned, the ones are right off Chicago, Dallas to Mexico, El Paso, San Bernardino, those don’t indicate to me that we’re experiencing great, you know, move-ins in markets that are experiencing, having more housing problems than others. Phoenix for example, is starting to suffer a little bit for us right now, so there’s no anecdotal information that I can provide you to say that the markets that are suffering more from a housing standpoint are actually doing better for us, but we do know for sure with the study we did in the fourth quarter that 32% of our people moving are telling us that they’re downsizing. So we do continue to see that as a plus for us.

JEFFREY DONNELLY:	Okay. Thank you.

OPERATOR:	Our next question comes from Paul Adornato of BMO Capital Markets.

PAUL ADORNATO:

Thanks. I guess one concern in this capital-constrained environment is having the resources necessary in order to attract the customers and so that would be items such as, you know, maintaining curb appeal and being able to provide other moving incentives as necessary including advertising, etcetera.. Could you comment on spending for those items and adequacy of those spending levels to attract customers?

DEAN JERNIGAN:

Sure, Paul, I’d be glad to. First of all, as far as curb appeal is concerned I am very happy to tell you that our properties out there will compare favorably to any. We no longer have properties that need to be painted or the driveways need to be asphalted. They are standing tall and looking good and that’s with me seeing a huge number of them in the last six months. I’m very, very pleased there.

Your...the second part of your question is right on point because you are exactly right. We need to out-compete. You know, if you look at our fourth quarter results and in fact our yearly results I think you can see that we probably did out-compete last year and we need to keep out-competing going forward. So, how do we do that? We have good properties. We have a good website. We have good managers. But we also need to drive people to our website, to our 800 number and to our facilities. So, we are going to start with television advertising during the first week of April.

We think that it is time to advertise, to market. I know a lot of companies at this point and time when they are trying to protect their bottom-line they tend to cut-back in marketing, I don’t think that is right. We know on a monthly basis, it’s my estimate that there is somewhere between 500,000 and 1.1 million storage units rented across the country and we want more than our share. So, we are going to start television advertising. We’ll do some radio as well as we’ve had good results in some Hispanic markets with radio advertising. And our website is standing tall as well, so we’re going after the customer. And it’s not so much we’re trying to convince people and how to use self-storage or that show them different ways that the product can be helpful to them, we’re just going after more than our share of that 0.5 million to 1 million people who are renting on a monthly basis.

PAUL ADORNATO:	There was a reference to I believe a compensation savings or bonuses. Are you...have you adjusted the levels of bonus for the producers out there who are making the sales?

TIMOTHY MARTIN:

Yeah, our store level bonuses, we have shifted the focus from paying our folks in at the stores on a per rental basis and have really aligned their interests along with the Company’s interest that it’s really a revenue-based focus. But the store-level bonuses now are directly tied to revenue and we believe that that alignment will result in better bottom-line results.

PAUL ADORNATO:	Okay. And any reaction to requests by Todd Amsdell to nominate himself plus another Amsdell family representative to the Board of Directors?

CHRISTOPHER MARR:

Yeah, Paul. This is Chris. You know, for the sake of the group, you’re referring to a 13-D that was filed by certain trusts controlled by the Amsdells asking, back in early January for consideration of Todd and one other person to be considered for our Board. We have received a letter from Todd rescinding that request to be considered. And so at this stage of the game, that request for those two nominations is no longer...they’ve asked us to no longer consider that for our upcoming proxy.

PAUL ADORNATO:	Okay. And are there ownership limits on the Amsdells at this point?

CHRISTOPHER MARR:	By charter, back when the company went public, they are permitted to own up to 25% of the...I’m sorry, 29% of the total outstanding.

PAUL ADORNATO:	Okay. Thank you.

OPERATOR:	Our next question comes from Jordan Sadler of KeyBanc Capital Markets.

TODD THOMAS:

Hi, it’s Todd Thomas on the line for Jordan. Given your outlook for revenue growth of negative 2% to flat for ‘09, can you reconcile that with the systematic rent increases that you’re giving to existing tenants, which I think you’ve mentioned are roughly 6% to 8% or so in the past? And just provide some color around your assumptions in that revenue growth projection.

CHRISTOPHER MARR:

Sure. This is Chris. The systematic increases that we pass through to the existing tenants have ranged in that 4% to 6% range over the last year and a half or so. And for the sake of the call, the process we go through is one in which when you reach your six month anniversary from move-in date you receive a rate increase and then you receive another one 12 months later. So, we pass along increases over an 18-month period twice, in that kind of 4% to 6% range, slightly higher in the first increase and lower in the second.

The guidance contemplates obviously a range of outcomes; it’s not limited to simply the tenant rate increases, but also obviously to occupancy, to bad debt write-offs, to street rates and other income. At the low end, we assume a combination of slight increases to the overall discounting levels that we would have seen in 2008; a tenant rate increase that would be slightly lower than the historical tenant rate increases that we have passed along. An increase around 1% in the amount of bad debt that we write-off through the course of the year, zero growth in street rates and about a 1.5%, let’s just say reduction in the average physical occupancy.

Now, we flex each one of those, you know, could we see, you know, a little bit of a change different than I just described in each one, but blended those four things along the lines I described gets you towards that low end. On the more optimistic side, a lesser reduction in the amount of discounts, flat, you know, consistent tenant rate increases, you know, the same kind of 1% increase in write-offs, a very modest quarter point-type increase in asking rents and more in the line of a 1% decline on average in physical occupancy. So it...there’s a lot of different components that go into each end, but I think that gives you a sense of how we view things at both ends of the spectrum.

TODD THOMAS:	Great. That’s helpful. Also you touched on the bad debt being stable, but could you maybe elaborate on the trend you’re seeing in late fees?

TIMOTHY MARTIN:	Yes, it’s trending slightly up, but I would say not in a way that is at all material.

TODD THOMAS:	Okay. Alright. Thank you.

OPERATOR:	Our next question comes from David Toti of Citi.

DAVID TOTI:	Good morning, guys.

DEAN JERNIGAN:	Good morning.

CHRISTOPHER MARR:	Hi, David.

DAVID TOTI:	I know you’ve mentioned a number of these possible opportunities for addressing the maturities. Have you internally considered an outright sale of the company?

DEAN JERNIGAN:

Well, you know, you’re never going to get an answer from me on that, David. I mean, the answer that you’re going to get is one we’re going to give you every time on a question like that and that is that we’re always going to do what’s in the best interest of our shareholders. We are putting up, I think, outstanding results on a quarter-by-quarter basis from an operational standpoint and I think that the market has way over-reacted to our liquidity issue. Chris has laid out a plan today that has a great deal of merit in my opinion as to us solving our liquidity situation and I don’t think that it’s in our shareholders’ best interest to do anything radical. With that said, we’re always going to do what’s right for our shareholders.

DAVID TOTI:

Okay. Yeah, I just felt compelled to ask because you listed sort of other options under possible solutions. And then, just moving over to the sort of operational side; I know you guys are experimenting with different types of discounting. Have you rolled some of those longer discount programs out to more markets? Are you finding any of those longer programs to be more successful or less successful? And I think there was one that was maybe 50% off for three months or something along those lines.

DEAN JERNIGAN:

We discussed that on the last call and that was something we were testing and we found that the results were not very good with that particular discount. It caused our discounts to go up more dramatically than what was okay with us. We...you’ve heard, perhaps, me talk for years about giving away too much rent to too much...rent in the way of the first month free. And we’re now testing another program that we really just rolled out to our entire company yesterday. And so it’s way too early to be talking about results from that. But it’s basically a low-price guarantee and we will give you an update on that on the next quarterly call.

DAVID TOTI:

Okay. And then, along those lines, what do you see in your markets relative to the activities of the...of your private competitors? Are they still aggressively discounting? I know there was a little big of a panic early into the downturn that you were finding difficult to compete with. Have they pulled back on that discounting level or are they more normalized at this point?

DEAN JERNIGAN:

I find the small entrepreneur is much more realistic and is not in a panic mode and is not trying to give away too much free rent. Some do, of course. But the smaller players tend to have good managers and they tend to rely on the customer coming in and paying a fair rate without giving away the first month free. So, it’s not the small entrepreneurs that cause the competition as far as giving away the first month free. It’s our larger...largest competitors.

DAVID TOTI:

Okay. And then, my last question is just relative to the customer base, I know there’s a lot of discussion about what’s need-based and what’s discretionary. Of your 80% private/residential customers, how would you break down that in terms of need versus discretion? Do you have a sense of that?

DEAN JERNIGAN:

Yes, sure. And this is something I have talked about over the years. I think our discretionary customer, in good times, makes up somewhere between 10% and 15% I’ve been saying that for years and we do measure that. At this point in time, I’m still very comfortable with that number and perhaps toward the lower end of that.

DAVID TOTI:	Great. Thank you.

OPERATOR:	Our next question comes from Michael Knott of Green Street Advisors.

MICHAEL KNOTT:

Hi, guys. Chris, I just wanted to ask you about your roadmap that you laid out. It sounds like it’s a pretty high probability that you get fairly successful all the way to the late 2010 bank debt maturities and it sounds like you expect to draw down the full amount on your line and that’s how you get to the 507 outstanding. But can you just help me understand how you think you’re going to get through that? I was unclear what sort of a strategy is on that part, I know it’s partially dispositions and can you just outline that a little more clearly for me?

CHRISTOPHER MARR:

Sure, Michael. Just to make sure I’m answering the question correctly, it’s just bridging, we’re looking at as I described $250 million of capital from the dispositions, secured financings, etcetera that I described that would get us to a...on a pro forma basis, an ability to reduce that 507 to a little bit more than $300 million at that point. Is your question then what do we do with the $300 million then going out beyond November of 10?

MICHAEL KNOTT:	Yes, exactly.

CHRISTOPHER MARR:	Okay. Yeah, we’ve been in very active dialogue with the lenders, the 12 lenders that are in the banks syndicate and you know for a positive to who they are, they’re traditional real estate lending financial institutions. So we don’t have investment banks, we don’t have European or Asian banks in that syndicate. We’re thrilled to have a few Canadian banks in that syndicate because they’re in pretty good shape. And so, the idea is reflecting the reality that it’s going to be a higher cap rate for leverage purposes. By the time we get to November of 10, it’s going to be lower overall levels of leverage and at that $300 million mark with the roadmap that I laid out, you know, we believe we’d be able to, with this existing group, roll that debt out for market rate terms at that point and comply with market rate covenants, you know, whether that be a two-year deal, quite frankly which is more realistic in today’s market and potentially some of that $300 million may have to take the form of a secured revolver or secured term loan versus unsecured.

MICHAEL KNOTT:

Okay. That’s really helpful. So you don’t expect to need new common equity at this point, because as you noted it wouldn’t get you a lot of proceeds and it’s very expensive at today’s prices, is that right?

CHRISTOPHER MARR:

Yes, we need to de-lever, there’s no denial on that, just the way the market has moved, even though one can argue that at, you know, 50% kind of overall leverage by our current credit facility metrics, we’re not leveraged at all above historical levels, but you know, it’s a new world. If we can continue to execute on the disposition side, you know, we view that as a lower cost kind of form of de-levering than straight common equity and you know, then there’s the practicality of where our share price is, that doesn’t, you know, today make common equity necessarily a final solution.

MICHAEL KNOTT:	Right. And then what’s the depth of buyer demand for individual property sales? I know previously you said it was largely local operators, local entrepreneurs. What’s the demand look like today?

CHRISTOPHER MARR:

Yeah, the demand is definitely softer then it would have been in late February of last year, but we continue to find what demand there is and they are, at the one-off level, they continue to be local operators now more than necessarily new investors, although we see some. And they’re having the same discussions with the community or regional bank that we are and are satisfied with 50% LTVs and it’s a safe place they’ve used, safer than the equity markets to put their capital. So, it’s tougher going, there’s no doubt, then it was in February of last year, but we still are seeing good levels of interest.

Institutions are becoming more convinced that this product and its cash flow will be more stable on a relative basis then other options and you are seeing, you know, kind of levels of direct interest and we’re exploring those. You know, the sophisticated buyer clearly tends to have a higher cap rate expectation than the local or regional guy.

MICHAEL KNOTT:

And then my last question is sort of following on that. Given how costly common equity would be today and although your sales you have executed to-date have been surprisingly low cap rates, can you just help us understand your thinking in terms of how your pricing or what price you’re willing to sell assets? It seems like you should be willing to sell almost as much as you could within reason, you know, even if the cap rates go higher than what you’ve done so far.

CHRISTOPHER MARR:	Yes, we agree with that. We definitely agree with that.

MICHAEL KNOTT:	Okay. Thanks.

OPERATOR:	Our next question comes from Paula Poskon of Robert W. Baird.

PAULA POSKON:	Thank you. Good morning. You had mentioned that move-outs are actually slightly down in January versus January of ‘08. Can you provide that same comp for move-ins?

DEAN JERNIGAN:	Yes, down 7%.

PAULA POSKON:	Down 7%. Okay, thanks. And I think I might have missed this in the prepared comments, can you review what the conditions are for the...for utilizing the extensions on the maturities this year?

TIMOTHY MARTIN:	Sure. Paula, it’s Tim. The only conditions for us to exercise that renewal or that extension rather, are the payment of a 15 basis point fee, which is about 760 million if you...

CHRISTOPHER MARR:	Thousand.

TIMOTHY MARTIN:

760,000 rather, that’s a big difference. If you assume an extension of both the $450 million unsecured facility as well as the $57 million secured facility. And the only other requirement is that we remain in compliance with the agreement and the financial covenants of those agreements. And you know, we currently are, you know, feel as I mentioned in my prepared remarks, we feel that we’re well in compliance and expect to remain so as we get between now and that extended maturity of November 2010 and being able to do that along the path that Chris laid out of our capital raising activities.

PAULA POSKON:	And just to be clear, the extensions at your options or at the lender’s options?

TIMOTHY MARTIN:	It is at the company’s option.

PAULA POSKON:	The Company’s option, okay. That’s all I have. Thank you.

OPERATOR:	Our next question comes from Conner Fennerty of Deutsche Bank.

CONNER FENNERTY:	Thank you. I was just curious what a good run rate was for property taxes in ‘09 based on the successful tax appeals?

TIMOTHY MARTIN:

Yes, a good run rate, our same store pool is going to change, but if you looked at the same store pool that was in 2008, you know, a good run rate on those properties would have been closer to the $6.2 million range that we had been running in prior quarters.

CONNER FENNERTY:	Okay.

TIMOTHY MARTIN:

So, the reductions, the successful appeals that we had in the fourth quarter, did create a one-time benefit to us to an extent. To another extent, the values of those properties on a go-forward basis remain lower. So that’s a benefit but certainly not to the $1 million to $1.1 million range that we experienced in the fourth quarter of 2008.

CONNER FENNERTY:	Okay. And then, just to clarify, you said the retained cash flow estimates for ‘09 was $40 million?

CHRISTOPHER MARR:	I did. Yes, I think that’s a good number after dividend and CapEx.

CONNER FENNERTY:	Perfect. Thanks.

OPERATOR:	Our next question comes from Jordan Sadler of KeyBanc Capital Markets.

JORDAN SADLER:

Hi, guys. I just wanted to follow-up on, I guess, the move-in question and maybe some of Dean’s comments. Dean, I think you said move-ins were down 7%, I wasn’t sure if that was January or 4Q, but I think in your prepared remarks, you mentioned, you know, rentals being down as your -move-ins being down because you weren’t seeing much on the discretionary side, some small businesses closing and former house moving out, but move-outs were an offset. Just curious, historically you’ve talked about moving activity being the biggest driver at 50% and I’m curious what you’re seeing on that front? I know you mentioned something about people downsizing and that survey helping out, but maybe put the context of Obama’s housing plan, overlay that in your thought process.

DEAN JERNIGAN:

Okay, thanks. The 7% was January, Jordan. As far as people moving, we do survey people when they rent from us at the time they rent. We do our annual survey in October and we’re still not seeing any deviation off that 50%, 51% of our rentals coming from people moving that we saw in October. And although we haven’t measured how many of those people since October, how many of those people are moving because they’re downsizing. The sense is it’s about the same at 30%, 35%, so people are still moving. I’m not sure what the housing plan is going to do for us in a positive or negative way, but so far people are still moving

JORDAN SADLER:

Got it. But in terms of your guidance, you weren’t baking in...you know, I think you guys saw some benefit from foreclosures. You talked about that maybe a year ago. You’re not baking in any reversal of that because foreclosures are likely to slow a bit?

DEAN JERNIGAN:	No.

JORDAN SADLER:	Necessarily. And, separately maybe for Tim on the guidance, the $150 million capital raise, what’s the blended average rate you’re modeling in?

TIMOTHY MARTIN:

Yeah, that’s a good question. It’s certainly a pretty broad range within our $0.10 window and it’s subject to an awful lot of assumptions. If you think about the items that were on the capital raising menu that Chris provided.

JORDAN SADLER:	Yes, sure. That sounded like 7%ish or 6% or 7%ish rate.

TIMOTHY MARTIN:

Yeah, on the low end if you think about the regional bank debt, the life company debt and dispositions you’re probably in the 6% or 7% range or a little bit higher on that. And then as you get into joint ventures and potentially some other capital raising sources, you know, you could get into the teens. So, you really have to look at the blend of all of that stuff and then, you know, the other side of that equation is the focus on what you do with the proceeds and you know, our line is currently at 130 basis points over LIBOR. So there’s a pretty good spread between those capital raising items and our use of proceeds. And obviously, there’s a big variable which creates a range that our assumptions that were weighted towards the middle of the year. You change that weighting a little bit; you change the mix of those capital raising items a bit and you can establish a pretty wide range.

JORDAN SADLER:	Sure, but at the midpoint are you, you know, roughly 9%, 10%?

TIMOTHY MARTIN:	Yes, that’s about right.

JORDAN SADLER:	Okay. Thanks.

TIMOTHY MARTIN:	Sure.

OPERATOR:

Again, if you would like to ask a question, please press “*” then “1” on a touchtone phone. You will hear a tone to confirm you’ve entered the list. If you would like to withdraw your question, please press “*” then “2”.

Our next question is from Michael Knott of Green Street Advisors.

MICHAEL KNOTT:

Hey, Dean. I was interested in your comment on San Bernardino, given that when you look in your supplemental and the occupancy by state, California stands out as being very, very low. Comment on the California overall portfolio and maybe if you care to combine that with your comments on San Bernardino? I’d be curious. Thanks.

DEAN JERNIGAN:

Okay. You know, Michael, I tend to focus on revenue not occupancy so much because that’s what we pay the bills with. So the comments I was making on San Bernardino, yes, you’re right no fiscal occupancy in the fourth quarter, but I think on revenue it was down maybe only 0.1%, 0.2%. It’s actually up in January. In one district there it’s up about 4%. So I’m not...as you’ve heard me saying many times over the years I’m not too concerned about occupancy. Only to the effect that we have units to rent when somebody comes in to rent we’re focused on revenue.

And so, Sacramento continues to be a little bit of a struggle for us although it’s a good market, we are fixing some management issues out there, and it should come back just fine. And the southern part of the state is performing just fine for us as well. So California should not be an issue for us in ‘09. I’ll go ahead and I’m sure somebody’s thinking now about, well, what about Florida? Florida continues to struggle. The revenues are down a bit on south Florida, both East and West Coast. Jacksonville’s fine. Orlando’s struggling just a little bit, but I think we’ve certainly seen the worst of it in Florida. We’ve got great teams in place down there and I’m expecting Florida...it may not be a

V-shaped rebound, but I’m expecting it to at least not deteriorate further in ‘09.

TIMOTHY MARTIN:

And just to pile on that, I think Dean was referring to sequential. If you look at it on a same-store basis the California assets in Q4 of ‘08 versus their Q4 of ‘07 performance is a 56 same-store facilities in California, increased their revenues quarter ‘08 over quarter of ‘07 by 2.6% and for year-over-year ‘08 over all of ‘07, 3.3%.

MICHAEL KNOTT:	Okay, but is it...do you guys feel like 70% occupancy there is maximizing revenue? Or do you feel like there’s still some room for improvement overall in California?

DEAN JERNIGAN:	Oh yeah, we’re not giving up on Californians, Michael. There’s still room for improvement out there.

MICHAEL KNOTT:	Okay. Thanks.

OPERATOR:	Our next question comes form Alan Calderon of European Investors.

ALAN CALDERON:	How you are doing guys. A quick question on YSI 3 maturing November of ‘09. In your assumptions are you paying that down with line of credit or is that being refinanced?

CHRISTOPHER MARR:	Yes, we’re just assuming at the moment that it’s paid down with the line of credit.

ALAN CALDERON:	Okay, just wanted to clarify that.

CHRISTOPHER MARR:	Yeah, no problem.

OPERATOR:

Again, if you would like to ask a question, please press “*” then “1” on a touchtone phone. You will hear a tone to confirm you’ve entered the list. We show no further questions at this time. I would like to turn the conference back over to Dean Jernigan for any closing remarks.

DEAN JERNIGAN:	Okay. Thanks again for your interest. Look forward to seeing some of you next week I guess, it is in Florida and otherwise we’ll be talking to you next quarter. Thanks. Good day.